Exhibit 4(a)
EXECUTION VERSION
SECOND SUPPLEMENTAL INDENTURE
Dated as of October 30, 2014

SECOND SUPPLEMENTAL INDENTURE, dated as of October 30, 2014, between PPL WEM Holdings plc, a public limited company duly organized and existing under the laws of England and Wales (the "Company"), The Bank of New York Mellon, a New York corporation  (the “Trustee”) and Western Power Distribution Limited, a company incorporated under the laws of England and Wales (the “New Obligor”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of April 21, 2011 (as supplemented and amended, the "Indenture"), to provide for the issuance by it of its indebtedness;

WHEREAS, the Company has heretofore executed and delivered to the Trustee supplemental indenture  No. 1 dated as of April 21, 2011, to create multiple series of securities to be issuable under the Indenture, comprising one series of the Company’s 3.900% Senior Notes due 2016 and one series of the Company’s 5.375% Senior Notes due 2021 (together, the “Securities”);

WHEREAS, the Company and certain of its subsidiaries and affiliates are simultaneously with the execution and delivery hereof entering into a reorganization transaction with other subsidiaries of PMDC International Holdings, Inc. to simplify the group structure, reduce administration costs and simplify internal cash management procedures, which such transaction includes the transfer of the Company’s properties and assets substantially as an entirety to the New Obligor;

WHEREAS, pursuant to Article One of this Second Supplemental Indenture, the New Obligor will assume, as full and equal co-obligor of the Company, all of the Company’s obligations under the Indenture and the Securities and the performance or observance of every covenant of the Indenture to be performed or observed by the Company;

WHEREAS, pursuant to Articles Eleven and Twelve of the Indenture, the Company, the New Obligor and the Trustee may enter into this Second Supplemental Indenture; and

WHEREAS, all other acts necessary to make this Second Supplemental Indenture a valid, binding and enforceable instrument, and all of the conditions and requirements set forth in the Indenture, have been performed and fulfilled and the execution and delivery of this Second Supplemental Indenture have been in all respects duly authorized.

NOW, THEREFORE, the parties have executed and delivered this Second Supplemental Indenture, and each of the Company, the New Obligor and the Trustee hereby agrees for the other parties' benefit, and for the equal ratable benefit of the Holders, as follows:

ARTICLE ONE

Assumption of Obligations by New Obligor

Section 1.01 ASSUMPTION OF OBLIGATIONS BY NEW OBLIGOR. The New Obligor hereby agrees that as of the date hereof it expressly, and without any further action being necessary, assumes the due and punctual payment of the principal of, premium, if any and interest on all outstanding Securities, and any Additional Amounts (as defined in the Indenture) imposed by the jurisdiction of its incorporation or residence for tax purposes on such payments, subject to exceptions equivalent to those set forth in Section 604(b) of the Indenture, and the due and punctual performance and observance of all the covenants and conditions to be performed or observed by the Company pursuant to the Indenture and the Securities, as if originally named as the Company under the Indenture.

Section 1.02 WAIVER OF RELEASE AND DISCHARGE OF OBLIGATIONS BY THE COMPANY. The Company hereby agrees to waive any release and discharge of its obligations under the Indenture and the Securities; and without any further action being necessary, hereby reaffirms and agrees to comply with its obligations as the Company under the Indenture and the Securities and to duly and punctually perform and observe all the covenants and conditions to be performed or observed by the Company pursuant to the Indenture and the Securities in accordance with the Indenture.

Section 1.03   CO-OBLIGORS.  Each of the Company and the New Obligor hereby agree to act as co-obligors, jointly and severally, and to be fully and unconditionally liable on the Securities; each shall be considered for purposes of the Indenture to be the issuer of the Securities and the Company under the Indenture and the Securities; and the Indenture and the Securities shall be construed and/or deemed amended in light of, and in order to give full effect to, the foregoing.

Section 1.04   NOTICES, ETC.  Notwithstanding anything herein to the contrary, any request, demand, authorization, direction, notice, consent, election, waiver or Act of Holders or other documents provided or permitted by the Indenture to be made upon, given or furnished to, or filed with, the Company or the New Obligor by the Trustee or any Holder shall be sufficient for every purpose of the Indenture if delivered or transmitted to the Company in accordance with Section 105 of the Indenture.

ARTICLE TWO
Miscellaneous
Section 2.01 CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 2.02 EXECUTION AS SUPPLEMENTAL INDENTURE. This Second Supplemental Indenture is executed as and shall constitute an Indenture supplemental to the Indenture, and the Indenture and this Second Supplemental Indenture shall form a part of the Indenture.

Section 2.03 CONFIRMATION. The Indenture as amended and supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

Section 2.04 COUNTERPARTS. This Second Supplemental Indenture may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

Section 2.05 EFFECT OF HEADINGS. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.06 SEPARABILITY CLAUSE. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.07 GOVERNING LAW. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 2.08 RECITALS, ETC. The recitals in this Second Supplemental Indenture are made by the Company and the New Obligor only and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Second Supplemental Indenture as fully and with like effect as if set forth herein in full and the Trustee shall not be responsible for and makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereof have caused this Second Supplemental Indenture to be duly executed by their respective officers or directors duly authorized thereto, all as of the day and year first above written.

PPL WEM Holdings Ltd

By: _________________________
Name:
Title:

Western Power Distribution Limited

By:  _________________________
Name:
Title:

The Bank of New York Mellon,
as Trustee

By:  _________________________
Name:
Title: